Exhibit 5.1

CONNER & WINTERS, P.L.L.C.
Suite 200
100 West Center Street
Fayetteville, Arkansas 72701-6081

October 23, 2002

Southwestern Energy Company
2350 N. Sam Houston Pkwy. E.
Suite 300
Houston, Texas 77032

                Re: Registration Statement of Form S-8

Ladies and Gentlemen:

            We have acted as counsel to Southwestern Energy Company, an Arkansas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to an aggregate of 212,600 shares of the Company's common stock, par value $.10 per share (the "Shares"), of which 62,750 of the Shares may be issued pursuant to options granted under stock option agreements ("Option Agreements") and 149,850 of the Shares have been awarded as restricted stock under restricted stock agreements ("Restricted Stock Agreements").

            In rendering the following opinion, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

            Based on the foregoing, we are of the opinion that (i) upon the issuance of Shares pursuant to the exercise of options in accordance with the terms of their respective Option Agreements, the Shares so issued, when paid for in accordance with the terms of the applicable Option Agreement, will be legally issued, fully paid and nonassessable and (ii) the Shares issued as restricted stock pursuant to the Restricted Stock Agreements are legally issued, fully paid and nonassessable.

            We are members of the bar of the State of Arkansas. Our opinion expressed above is limited to the laws of the State of Arkansas and the federal laws of the United States of America,

and we do not express any opinion herein concerning the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                                                                                Very truly yours,

                                                                                                                 /s/ Conner & Winters, P.L.L.C.